Exhibit 3.3

P0700000 1711

300098181773
(Requester's Name)

(Address)

(Address)

(City/State/Zip/Phone #)
☐ PICK-UP ☐ WAIT ☐ MAIL	05/21/07-01004-002 **70.00

(Business Entity Name)

(Document Number)

Certified Copies_________ Certificates of Status______________

Special Instructions to Filing Officer:
FILED 07 MAY 17 PM 3:34
Office Use Only	SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Harbrew Imports

May 14, 2007

Ms. Susan Payne
Amendment Section
Division of Corporations P.O. Box 6327
Tallahassee, Florida 32314

Subj: Articles of Merger for Harbrew Imports Ltd. Corp (P07000001711) and Harbrew Imports Ltd., a New York Corporation.

Dear Ms. Payne:

On this past Friday I mailed to the Amendment Section the Articles of Amendment for Harbrew Imports Ltd. Corp (P07000001711) and Harbrew Imports Ltd. a New York Corporation. It was sent certified mail receipt no. 70062150000006924592.

Unfortunately in my rush to get the envelope posted prior to 5 PM, I neglected to include the check for $70 for the necessary fees. I called the Amendment Section this morning and the woman I spoke to said I should forward the check directly to you.

Should you have any questions concerning the merger or the supporting documentation provided, I can be reached by phone at (561) 866-437 or via email at markwood@jeffcapital.com.

I apologize for any inconvenience.

Best regards
/s/  Mark A. Wood

Mark A. Wood, P.E.
Director
Harbrew Imports Ltd. Corp

RECEIVED 07 MAY 17 AM 8:00
DIVISION OF CORPORATION

249 31 W 16th Street, Boca Raton, Florida 33432 Tel: 561.866.4367

Harbrew Imports

May 11, 2007

Amendment Section
Division of Corporations P.O. Box 6327
Tallahassee, Florida 32314

Subj: Articles of Merger for Harbrew Imports Ltd. Corp (P07000001711) and Harbrew Imports Ltd., a New York Corporation.

To Whom It May Concern:

I am forwarding to the Amendment Section the Articles of Merger, required fee of $70.00 and the supporting documentation which describes and details the merger between Harbrew Imports, Ltd. Corp (P07000001711) a Florida for Profit Corporation and Harbrew Imports, Ltd, a New York Corporation.

Harbrew Imports Ltd. (Florida) was incorporated in January 2007 as a fresh start company as part of a U.S. Federal Bankruptcy Court confirmed reorganization plan for Stassi Interaxx, Inc. as part of their Chapter 11 reorganization (Case No. 05-3700002- PGH). This reorganization plan called for the creation of five (5) fresh start companies which are to be merged with revenue producing companies in order to recover and create value for Stassi's creditors and shareholders.

Harbrew (Florida) was created to merge with Harbrew (New York). Details of the Bankruptcy Court confirmed and approved merger are provided in the copy of the attached confirmation order and confirmed reorganization plan for Stassi and the attached Amended Reorganization and Merger Agreement for Harbrew. Details of the share distribution for creditors and shareholders of Harbrew (Florida) and shareholders of Harbrew (New York) are provided in the Appendix to the confirmed bankruptcy reorganization plan.

Should you have any questions concerning the merger or the supporting documentation provided, I can be reached by phone at (561) 866-437 or via email at markwood@jeffcapital.com.
Best regards
/s/  Mark A. Wood

Mark A. Wood, P.E.
Director
Harbrew Imports Ltd. Corp

RECEIVED 07 MAY 17 AM 8:00
DIVISION OF CORPORATION

COVER LETTER

TO: Amendment Section Division of Corporations

SUBJECT: Harbrew Imports Ltd. Corp.
                 (Name of Surviving Corporation)

  The enclosed Articles of Merger and fee are submitted for filing. Please return all correspondence concerning this matter to following:

Richard DeCicco
(Contact Person)

Harbrew Imports Ltd.
(Firm/Company)

102 Buffalo Avenue
(Address)

Freeport, NY 11520
(City/State/Zip/Phone #)

For further information concerning this matter, please call:

Marl A. Wood	At (561) 866-4357
(Name of Contact Person)	(Area Code & Daytime Telephone Number)
or
Richard DeCicco	At (516) 377-2636
(Name of Contact Person)	(Area Code & Daytime Telephone Number)

☐	Certified copy (optional) $8.75 (Please send an additional copy of your document if a certified copy is requested)

STREET ADDRESS: Amendment Section	MAILING ADDRESS: Amendment Section
Division of Corporations Clifton Building	Division of Corporations P.O. Box 6327
2661 Executive Center Circle Tallahassee, Florida 32301	Tallahassee, Florida 32314

ARTICLES OF MERGER
(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number
Harbrew Imports Ltd. Corp.	Florida	P07000001711

Second: The name and jurisdiction of each merging corporation:

Name	Jurisdiction	Document Number (If known/ applicable)
Harbrew Imports Ltd. Corp.	New York

FILED 07 MAY 17 PM 3:34
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR  05 /11 /2007 (Enter a specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

Fifth: Adoption of Merger by surviving corporation - (COMPLETE ONLY ONE STATEMENT) The Plan of Merger was adopted by the shareholders of the surviving corporation on _____________ .

The Plan of Merger was adopted by the board of directors of the surviving corporation on 04/10/2007 and shareholder approval was not required.

Sixth: Adoption of Merger by merging corporation(s) (COMPLETE ONLY ONE STATEMENT) The Plan of Merger was adopted by the shareholders of the merging corporation(s) on _____________ .

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on 04/10/2007 and shareholder approval was not required.

(Attach additional sheets if necessary)

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual &Title
Harbrew Imports Ltd. Corp.	/s/ Richard DeCicco	Richard John DeCicco, President
Harbrew Imports Ltd. Corp	/s/ Mark A. Wood	Mark A. Wood, Vice President

PLAN OF MERGER
(Non Subsidiaries)

The following plan of merger is submitted in compliance with section 607.1101, Florida Statutes, and in accordance with the laws of any other applicable jurisdiction of incorporation.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction
Harbrew Imports Ltd. Corp	Florida

Second: The name and jurisdiction of each merging corporation:

Name	Jurisdiction
Harbrew Imports Ltd. Corp	New York

Third: The terms and conditions of the merger are as follows:

SEE ATTACHED AMENDED REORGANIZATION AND MERGER AGREEMENT DATED 04/10/07

Fourth: The manner and basis of converting the shares of each corporation into shares, obligations, or other securities of the surviving corporation or any other corporation or, in whole or in part, into cash or other property and the manner and basis of converting rights to acquire shares of each corporation into rights to acquire shares, obligations, or other securities of the surviving or any other corporation or, in whole or in part, into cash or other property are as follows:

1. Harbrew Imports Ltd. Corp (Florida) was created as part of a U.S. Federal Bankruptcy Court confirmed reorganization plan for Stassi Interaxx, Inc. (Case No. 05-37002-PGH Attached). This document provides a court approved share dilution matrix for the assignment of shares to the two merging companies.

2. The previously mentioned Amended Reorganization and Merger Plan details the implementation steps for the issuance of shares to the shareholders of both companies.

(Attach additional sheets if necessary)

THE FOLLOWING MAY BE SET FORTH IF APPLICABLE:

Amendments to the articles of incorporation of the surviving corporation are indicated below or attached:

OR

Restated articles are attached:

Other provisions relating to the merger are as follows:

1. Mr. Richard DeCicco has been appointed to the Board of Directors and named Chairman, Corporate Secretary and company Chief Executive Officer (CEO).

Richard DeCicco
102 Buffalo Ave.
Freeport, NY 11520

2. Mr. Daniel Martinez remains a Director, but has resigned as President and is no longer an officer of the company.

3. Mr. Mark Wood remains a Director, but has resigned as Vice President and is no longer an officer of the company.

4. Mr. Mark Wood has resigned as Corporate Secretary. 5. The principal address and mailing address of the company have been changed to:

Harbrew Imports Ltd.
102 Buffalo Avenue
Freeport, NY 11520

AMENDED AND RESTATED
REORGANIZATION & MERGER AGREEMENT

THIS AMENDED AND RESTATED REORGANIZATION and MERGER AGREEMENT (the “Agreement”) is made and entered into by and between: Harbrew Imports Ltd. of Florida Inc. (resulting from Stassi Interaxx Reorganization Plan), a Florida corporation (the “Corporation”) and Harbrew Imports Ltd, Attorney-in-fact for all the individuals set forth in Exhibit A (hereinafter referred to as the “Subscribers”) (the Corporation and the Subscribers being collectively referred to as the “Parties”).

P R E A M B L E:

WHEREAS, the Subscribers own all of the authorized issued and outstanding Common Stock of Harbrew Imports Ltd. Inc. a privately held corporation organized under the laws of New York, (the “Subsidiary”); and

WHEREAS, the Subscribers desire to acquire 12,457,944 (or fewer) Shares of the Corporation's common stock, $.001 par value (the “Stock”) which, upon issuance, would constitute approximately 90 % of the Corporation's authorized, issued and outstanding common stock; and

WHEREAS, the Subscribers desire to acquire the Stock, in consideration for their  conveyance of all of their common stock in the Subsidiary, which stock constitutes all of the Subsidiary's authorized, issued and outstanding securities (the “Subsidiary Stock”), provided that such conveyance meets the tax free exchange requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, to accomplish the foregoing, the parties entered into a certain Reorganization & Merger Agreement (the “Reorganization & Merger Agreement”) as of September 29, 2006;

WHEREAS, the parties wish to amend and restate the Reorganization & Merger Agreement in certain respects to, among other things, clarify and/or revise certain provisions of the Reorganization & Merger Agreement;

NOW, THEREFORE, in consideration of the premises, as well as the mutual covenants hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

W I T N E S S E T H:

ARTICLE ONE
EXCHANGE PROVISIONS

1.1            Exchange

Subject to the hereinafter described conditions, the Corporation hereby agrees to exchange 12,457,944 (or fewer) shares of its common stock, $.001 par value, with the Subscribers for all of the capital stock of the Subsidiary.

1.2            Closing

The exchange of the Stock for the Subsidiary Stock and the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Lasky, Bigge & Rodriguez, Wilton Manors FL., legal counsel to the Corporation on the fifth business day after the hereinafter defined Conditions have been met, or at such later time or different place as the Parties may mutually select.  At the Closing:

(a)           The Subscribers shall tender to the Corporation certificates representing all of the Subsidiary's authorized, issued and outstanding common stock, duly executed and in proper form for transfer to the Corporation, together with such executed consents, powers of attorney, stock powers and other items as shall be required to convey such stock to the Corporation, in compliance with all applicable laws; and

(b)           The Corporation shall tender to the Subscribers 12,457,944 (or fewer) shares of the Stock on a pro-rata basis and such other items as shall be required to convey the Stock to the Subscribers.

1.3            Exemption From Registration

(a)           The Subscribers hereby represents, warrants, covenants and acknowledges that:

(1)            The Stock is being issued without registration under the provisions of Section 5 of the Securities Act of 1933, as amended (the “Act”) pursuant to exemptions provided pursuant to Sections 3(b), 4(2) or 4(6) thereof;

(2)            All of the Stock will bear legends restricting its transfer to United States residents, or its transfer, sale, conveyance or hypothecation within the jurisdictional boundaries of the United States, unless such Stock is either registered under the provisions of Section 5 of the Act and under applicable State securities laws, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to the Corporation is provided certifying that such registration is not required as a result of applicable exemptions therefrom;

(3)            The Corporation's transfer agent shall be instructed not to transfer any of the Stock unless the Corporation advises it that such transfer is in compliance with all applicable laws;

(4)            The Subscribers is acquiring the Stock for investment purposes only and not with a view to further sale or distribution; and

(5)            The Subscribers and its advisors have examined all of the Corporation's books and records and have fully and completely questioned the Corporation's officers and directors as to all matters involving the Corporation.

(b)           The Corporation hereby represents, warrants, covenants and acknowledges that:

(1)            The Subsidiary Stock is being transferred without registration under the provisions of Section 5 of the Act pursuant to exemptions provided pursuant to Sections 3(b), 4(2) or 4(6) thereof;

(2)            All of the Subsidiary Stock will bear legends restricting its transfer to United States residents, or its transfer, sale, conveyance or hypothecation within the jurisdictional boundaries of the United States, unless such Subsidiary Stock is either registered under the provisions of Section 5 of the Act and under applicable State securities laws, or an opinion of legal counsel is provided certifying that such registration is not required as a result of applicable exemptions therefrom;

(3)            The Corporation shall not transfer any of the Subsidiary Stock except in compliance with all applicable laws;

(4)            The Corporation is acquiring the Subsidiary Stock for investment purposes only and not with a view to further sale or distribution.

ARTICLE TWO
REPRESENTATIONS AND WARRANTIES

2.1            The Corporation

The Corporation hereby represents and warrants to the Subscribers, as a material inducement to their entry into this Agreement, that:

(a)           The Corporation will be, as of the date of the final Merger Agreement, a validly existing Corporation, organized pursuant to the laws of the State of Florida, with all legal and corporate authority and power to conduct its business and to own its properties and that it possesses all necessary permits and licenses required in connection with the conduct of its business;

(b)           The conduct of the Corporation's business is in full compliance with all applicable Federal, state and local governmental statutes, rules, regulations, ordinances and decrees;

(c)           Pursuant to its Articles of Incorporation, the Corporation is authorized to issue 100,000,000 Shares of Common Stock, $.001 par value.  Pursuant to the Bankruptcy Court Approved Reorganization Plan, there will be 813,384 (or fewer) shares of Common Stock issued to creditors and shareholders and 570,832 (or fewer) Series A Units outstanding, each Unit consisting of one share of Common Stock and one A, B and C Warrants. All A, B and C warrants expired effective November 15, 2005 and each Unit was exercisable into one share of the Corporation’s Common Stock effective March 14, 2006. Therefore the maximum total Common Stock issued and outstanding is 1,384,216 (or fewer). There are no other authorized or outstanding securities of any class or of any kind or character or, except as reflected in this Agreement, there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating the Corporation to issue or sell any additional shares of the Corporation's capital stock or any options or rights with respect thereto, or any securities convertible into any shares of Stock of any class;

(d)           Upon issuance of the Stock, the Subscribers will become the owner of approximately 90% of the Corporation's authorized, issued and outstanding Common Stock;

(e)           The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Corporation; any indenture, other agreement or instrument to which the Corporation is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Corporation, its securities or its properties;

(f)           The Corporation is not a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of the Stock or to any agreement that affects the voting rights of any of the Stock, nor has the Corporation made any commitment of any kind relating to the issuance of shares of any of its Stock, whether by subscription, right of conversion, option or otherwise;

(g)           The Corporation is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discount for quantity or cash payment;

(h)           The Corporation has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all Federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and the Corporation is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against the Corporation;

(i)           There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to the Corporation, which might result in a material adverse change in the future financial condition or operations of the Corporation other than as previously disclosed to the Subscribers or reflected in the Corporation's financial statements provided to the Subscribers;

(j)           The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (except for the consents described in Article Four hereof) require the consent, authority or approval of any other person or entity except such as have been obtained;

(k)           No transactions have been entered into either by or on behalf of the Corporation, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the good will of the Corporation;

(l)           The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required Corporate action and does not require any corporate consents other than such as have been unconditionally obtained;

(m)           The Corporation's does not have Financial Statements since it is a fresh start company created as a component of the Bankruptcy Court Approved Reorganization Plan.

(n)           The Corporation does not have any subsidiaries other than those disclosed in the Corporation's unaudited Financial Statements; and

 (o)          The Minute Books of the Corporation contain true, correct and complete copies of the minutes of all meetings of its organizers, shareholders and Board of Directors from the date of its organization to the present.

(p)            The Reorganization Company will have available in for its’ capitalization a total of 5,000,000 shares of its common stock that are exempt from registration under provisions as set forth under Rule 1145 of the Federal Bankruptcy Code. The shares are being issued under a limited transactional exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended and, in accordance with the Bankruptcy Court Approved Reorganization Plan, are contemplated to be used for capital formation purposes and other functions as deemed appropriate by the Board of Directors.  Specifications and details of these court authorized shares, exempt from registration under Rule 1145, are incorporated in the court approved Disclosure Statement and Bankruptcy Court Approved Reorganization Plan for the Stassi Interaxx Reorganization (Chapter 11 No. 05-37002-BKC-PGH). Details of the court approved stock distribution and shares authorized as exempt from registration under Rule 1145 are provided in Exhibit B.

2.2            The Subscribers

The Subscribers hereby represent and warrant to the Corporation, as a material inducement to the Corporation's entry into this Agreement, that, to the best of their knowledge after reasonable inquiry:

(a)           The Subsidiary owns or leases all of the assets described in the schedule of assets, a copy of which is annexed hereto and made a part hereof as Exhibit C, and as of the date of this Agreement no events have occurred nor have any facts been discovered which materially alters the Subsidiary's assets;

(b)           The Subsidiary is, as of the date of this Agreement, a validly existing corporation, organized pursuant to the laws of New York, and has all corporate authority and power to conduct its business and to own its properties and possesses all necessary permits and licenses required in connection with the conduct of its business;

(c)           The conduct of the Subsidiary's business is in full compliance with all applicable governmental statutes, rules, regulations, ordinances and decrees;

(d)           The Subsidiary has Two Hundred (200) shares of Common Stock, no par value, authorized, of which Twenty (20) are currently issued and outstanding, there being no other outstanding securities of any class or of any kind or character of the Subsidiary and, except as reflected in this Agreement, there being no outstanding subscriptions, options, warrants or other agreements or commitments obligating the Subsidiary, to issue or sell any additional shares of the Subsidiary's Stock or any options or rights with respect thereto, or any securities convertible into any shares of Stock of any class;

(e)           The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Subsidiary; any indenture, other agreement or instrument to which the Subsidiary is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Subsidiary, its securities or its properties;

(f)           The Subsidiary is not a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of its securities or to any agreement that affects the voting rights of any of its securities, nor has the Corporation made any commitment of any kind relating to the issuance of shares of any of its securities, whether by subscription, right of conversion, option or otherwise, except for the currently outstanding Redeemable Warrants;

(g)           The Subsidiary is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discount for quantity or cash payment;

(h)           The Subsidiary has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and the Subsidiary is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against the Subsidiary;

(i)           There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which might result in a material adverse change in the future financial condition or operations of the Subsidiary;

(j)           The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as have been obtained;

(k)           No transactions have been entered into either by or on behalf of the Subsidiary, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the goodwill of the Subsidiary;

(l)           The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required corporate action and does not require any contents other than such as have been unconditionally obtained.

ARTICLE THREE
IMPLEMENTATION

3.1            Stassi Reorganization Plan

This agreement will form part of the Bankruptcy Court Approved Reorganization Plan for Stassi Interaxx (Chapter 11 Case No. 05-37002-BKC-PGH). It is understood that a majority of the Court approved Creditors for Stassi voted in favor of the Bankruptcy Court Approved Reorganization Plan, as amended and modified, and that the court approved the Bankruptcy Court Approved Reorganization Plan on December 19, 2006. It is further understood and agreed that a copy of this Amended & Restated Reorganization & Merger Agreement shall be submitted to the Court following execution by the parties.

3.2            Further Actions

Simultaneously with the execution of this Agreement:

(a)           the parties will take such action as is necessary to open an account at Florida Atlantic Stock Transfer (FAST) who will act as the company's transfer agent tracking and issuing of all stock certificates. A certification letter will be provided to FAST by Stassi's Bankruptcy Attorney certifying the court approved shareholder and creditor list per the Bankruptcy Court Approved Reorganization Plan.

(b)           the Reorganization Company will submit all necessary paperwork and applications to the CUSIP Services to obtain a CUSIP number for the company’s securities, and an application will be made to the Depository Trust Corporation (DTC) to ensure eligibility of the company’s securities in the DTC electronic trading system.

3.3            Required Steps for Completion of the Merger

In order for this Agreement to comply with the requirements of the Bankruptcy Court Approved Reorganization Plan for Stassi Interaxx, the parties hereto acknowledge that the merged entity (the “Reorganization Company”) must file a Form 10SB as soon as is reasonably practicable following the Closing (and the delivery of all required consolidated audited and unaudited financial statements of the entities involved) so that the Reorganization Company can become a reporting company and eligible to trade on a recognized stock exchange. In furtherance of the foregoing, the parties shall take all action as follows:

(a)	The Reorganization Company will proceed to have the financial statements audited so that they can be included in the Form 10SB filing.

(b)
The Reorganization Company shall undertake to raise capital from investors, in the form of either an equity or debt financing, in order to provide it with additional funding until such time that the CUSIP Numbers have been assigned, stock certificates printed, and stock certificates issued to the investors in exchange for their investment in the company, and cancellation of the note.

(c)
Simultaneously with the fling of the Form 10SB, the Reorganization Company will use its best efforts to cause a sponsoring broker dealer to submit a 15C2-11 to the NASD in order to have its securities become eligible to trade on the Over The Counter Bulletin Board (OTCBB) or other such recognized exchange.

3.4           Conditions to Obligations of Each Party to Effect the Merger.

The respective obligations of each party to this Agreement to effect the transactions contemplate by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) The Boards of Directors of the parties shall have approved the entry into this Agreement;

(b) This Amended and Restated Reorganization and Merger Agreement shall be duly signed and delivered by the parties to this Agreement;

(c) The Reorganization Company shall have been incorporated in Florida, under the name selected by the Subscribers; and

(d) The existing officers of the Corporation shall resign as officers of the Corporation.

ARTICLE FOUR
SPECIAL CONDITIONS

4.1            Each Party

The obligations of each Party to this Agreement are subject to the condition precedent that the other Party’s representations and warranties contained in this Agreement shall be true, correct and complete on and as of the date of Closing with the same effect as though such representations and warranties were made on and as of such date.

4.2            Capital Funding

Each of the parties to this Agreement agree and understand that the Reorganization Corporation will be seeking to obtain additional funding following execution of this Agreement. The parties further agree and understand that the Reorganization Corporation will have available a total of 5,000,000 shares of its common stock that are being issued under a limited transactional exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended and, in accordance with the Bankruptcy Court Approved Reorganization Plan, are contemplated to be used for capital formation purposes and other functions as deemed appropriate by the Board of Directors.

4.3           Tradability of Shares Issued to Creditors and Shareholders

Subject to compliance with all applicable securities laws, all of the shares of the Corporation that are issued and outstanding prior to the completion of the transactions contemplated by this Amended and Restated Reorganization & Merger, including shares held by prior shareholders or shares issued to creditors in exchange for administrative claims, shall not be subject to any contractual or other restrictive agreements.

4.4           Cancellation  of Officer/Director Shares

The reorganized company will not cancel or further restrict any shares issued to the Officers/Directors of the Corporation as compensation for their efforts in assisting in the consummation of the merger and the execution and implementation of the Bankruptcy Court Approved Reorganization Plan.

4.5            Board of Directors of the Reorganization Company

The current Directors of the Corporation shall be appointed to serve a minimum of one (1) year on the Board of Directors of the Reorganization Company or until such time that a new board is elected by the shareholders of the Reorganization Company.

ARTICLE FIVE
MISCELLANEOUS

5.1            Amendment

No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evinced by a written instrument, subscribed by the Party against which such modification, waiver, amendment, discharge or change is sought.

5.2            Notice

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

TO THE CORPORATION:	Harbrew Imports Ltd. of Florida (resulting from Stassi Interaxx Bankruptcy Court Approved Reorganization Plan) Inc.
249 NW 15th Street
Boca Raton, FL 33432

TO THE SUBSCRIBERS:    Harbrew Imports Ltd.
                                               102 Buffalo Ave
                                               Freeport, NY  11520

or such other address or to such other person as any Party shall designate to the other for such purpose in the manner hereinafter set forth.

5.3            Merger

This instrument, together with the instruments referred to herein, contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.  All prior agreements whether written or oral are merged herein and shall be of no force or effect.

5.4            Survival

The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

5.5            Severability

If any provision or any portion of any provision of this Agreement, other than one of the conditions precedent, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

5.6            Governing Law and Venue

This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in the City of West Palm Beach, Florida.

5.7            Indemnification

Each Party hereby irrevocably agrees to indemnify and hold the other Parties harmless from any and all liabilities and damages (including legal or other expenses incidental thereto), contingent, current, or inchoate to which they or any one of them may become subject as a direct, indirect or incidental consequence of any action by the indemnifying Party or as a consequence of the failure of the indemnifying Party to act, whether pursuant to requirements of this Agreement or otherwise.  In the event it becomes necessary to enforce this indemnity through an attorney, with or without litigation, the successful Party shall be entitled to recover from the indemnifying Party, all costs incurred including reasonable attorneys' fees throughout any negotiations, trials or appeals, whether or not any suit is instituted.

5.8            Litigation

In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

5.9            Benefit of Agreement

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representatives, estate, heirs and legatees.

5.10            Captions

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

5.11           Assignment.

No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.12           Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

5.13            Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.14            Entire Agreement; Third Party Beneficiaries.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, but not limited to, the Reorganization & Merger Agreement date as of September 29, 2006.

5.15            Number and Gender

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

5.16            Further Assurances

The Parties agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purpose of this Agreement.

5.17            Status

Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, employer-employee relationship, lessor-lessee relationship, or principal-agent relationship.

5.18            Counterparts

This Agreement may be executed in any number of counterparts.  All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

5.19            Unwind Provisions

In the event that either party is unable to fully comply with the conditions to closing or its obligations under his agreement, then and in such event the other party shall have the right to terminate this agreement in which event this Agreement shall  become null and void.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the 10th day of April, 2007.

Signed, sealed and delivered
     In Our Presence:                                                                           CORPORATION:
Harbrew Imports Ltd of Florida

__/s/ Mark A. Wood ______
     By:  _/s/ Daniel Martinez_____________
__________________                                                   Daniel Martinez, President

                                                                                           SUBSCRIBERS:
                                                                                           Harbrew Imports Ltd.
_/s/ Marcelle S. Balcombe_____
                                                                                    By: _/s/ Richard DeCicco__________
___________________                                               Richard DeCicco, Pres.